Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of April 28, 2017, but effective as of a date to be agreed upon by the parties, no later than July 31, 2017 (the “Effective Date”), is by and among Tara Comonte (the “Employee”), Shake Shack Inc., a company organized under the laws of the State of Delaware (“Shake Shack”), and SSE Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Partnership” and, together with Shake Shack and any of the Affiliates of Shake Shack and the Partnership as may employ the Employee from time to time, and any successor(s) thereto, the “Company”). Notwithstanding the foregoing, the Employee shall use reasonable best efforts to commence employment with the Company as soon as permissible due to Employee’s current employment obligations.

RECITALS

WHEREAS, the Employee has been appointed Chief Financial Officer of the Company as of the Effective Date; and
WHEREAS, in connection with such appointment, the parties desire to enter into this Agreement to reflect the terms of the Employee’s employment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:
1.Certain Definitions
(a)“2017 Annual Bonus” shall have the meaning set forth in Section 3(b)(ii).
(b)“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.
(c)“Agreement” shall have the meaning set forth in the preamble hereto.
(d)“Annual Base Salary” shall have the meaning set forth in Section 3(a).
(e)“Annual Bonus” shall have the meaning set forth in Section 3(b)(i).
(f)“Annual Equity Award” shall have the meaning set forth in Section 3(d)(i).
(g)“Board” shall mean the Board of Directors of Shake Shack.
(h)“Business” shall mean the business of developing, managing, and/or operating of (i) “better burger” restaurants, (ii) “quick service” or “fast food” restaurants with an emphasis on hamburgers, and (iii) fast casual restaurants (i.e., restaurants that do not offer table service but promise a higher quality of food with fewer frozen or processed ingredients than a fast food restaurant; e.g., Chipotle Mexican Grill, Culvers and Panera).
(i)The Company shall have “Cause” to terminate the Employee’s employment hereunder upon: (i) the willful misconduct, gross negligence or an act of dishonesty of the Employee with regard to the Company or any of its Affiliates, which in either case, results in or could reasonably be expected to result in material harm to the Company or such Affiliate; (ii) the willful and continued failure of the Employee to attempt to perform his duties with the Company or any of its Affiliates (other than any such failure resulting from Disability), which failure is not remedied within 30 days after receiving written notice thereof; (iii) the conviction of the Employee of (or the plea by the Employee of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability); or (iv) a material breach by the Employee of any material provision of this Agreement, which breach is not remedied within 10 days after receiving written notice thereof. The Company shall have 60 days from the date the Company becomes aware of the event(s) purportedly giving rise to the right to terminate the Employee for Cause.
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(k)“Company” shall have the meaning set forth in the preamble hereto.

(l)“Confidential Information” shall mean confidential, proprietary, and personal information about the Company, its partners and owners, and its customers and patrons. Such confidential, proprietary, and personal information includes but is not limited to information concerning the personal and financial affairs of the Company’s partners and owners as well as the Company’s business, financial condition, operations, assets and liabilities, research and development, marketing and public relations strategies, formulas, programs, systems of operations, recipes, ingredient lists, identification of suppliers and resources for goods and services, information regarding the needs, preferences, electronic mail addresses, names and telephone numbers of Company customers and guests, customer and guest lists, employee information, training manuals and videos, written procedures integral to the Company’s day-to-day operations, trade secrets, sales, products, services, accounts, purchasers of Company products, marketing, packaging, merchandising, distribution, manufacturing, finance, financial data, technology, intellectual property, including patents, design patents, trademarks, trade dress, copyrights, strategies, business structures, operations or ventures or other business affairs or plans, or information relating to existing or contemplated businesses, products and/or services of the Company, and any other information which the Company does not disclose to third parties not in a relationship of confidence with the Company.
(m)“Date of Termination” shall mean (i) if the Employee’s employment is terminated due to the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated due to the Employee’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Employee’s employment is terminated pursuant to Section 4(a)(iii)-(vi), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.
(n)“Disability” shall mean the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months.
(o)“Effective Date” shall have the meaning set forth in the recitals hereto.
(p)“Employee” shall have the meaning set forth in the preamble hereto.
(q)“Extension Term” shall have the meaning set forth in Section 2(b).
(r)The Employee shall have “Good Reason” to terminate the Employee’s employment hereunder after the occurrence of one or more of the following conditions without the Employee’s consent: (i) any material adverse change by the Company in the Annual Base Salary, position, duties, responsibilities, authority, title or reporting obligations, or the assignment of duties to the Employee by the Company that are materially inconsistent with the Employee’s position; (ii) a relocation of the Employee’s principal business location by more than 50 miles from its then current location; or (iii) any other material breach by the Company of this Agreement or any other agreement with the Employee. Notwithstanding the foregoing, no termination for Good Reason will be effective unless: (A) the Employee provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 60 days following the occurrence of the event(s) purported to constitute Good Reason); (B) the Company has not remedied the alleged violation(s) within the 30-day period, in which event the Employee’s resignation shall become effective on the 30th day following the Company’s receipt of written notice.
(s)“Incentive Award Plan” shall have the meaning set forth in Section 3(d)(ii).
(t)“Initial Term” shall have the meaning set forth in Section 2(b).
(u)“Notice of Termination” shall have the meaning set forth in Section 4(b).
(v)“Options” shall have the meaning set forth in Section 3(d)(iii).
(w)“Performance Stock Units” shall have the meaning set forth in Section 3(d)(iv).
(x)“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
(y)“Release” shall have the meaning set forth in Section 5(b).
(z)“Release Expiration Date” shall have the meaning set forth in Section 20(c).
(aa)“Restricted Stock Units” shall have the meaning set forth in Section 3(d)(ii).
(ab)“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
(ac)“Severance Period” shall have the meaning set forth in Section 5(b).

(ad)“Signing Bonus” shall have the meaning set forth in Section 3(c).
(ae)“Signing Restricted Stock Unit Award” shall have the meaning set forth in Section 3(e).
(af)“Term” shall have the meaning set forth in Section 2(b).

2.Employment

(a)In General. The Company shall employ the Employee under this Agreement and the Employee shall remain in the employ of the Company under this Agreement, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension of the Term to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)Position and Duties. During the Term, the Employee: (i) shall serve as Chief Financial Officer of the Company, with responsibilities, duties and authority customary for such positions, subject to direction by the Chief Executive Officer; (ii) shall report directly to the Chief Executive Officer; (iii) shall devote substantially all the Employee’s working time and efforts to the business and affairs of the Company; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The parties acknowledge and agree that Employee’s duties, responsibilities and authority may include services for one or more Affiliates of the Company.

3.Compensation and Related Matters

(a)Annual Base Salary. The Employee shall receive an initial base salary at a rate of $450,000.00 per annum, as adjusted, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”). Employee’s Annual Base Salary shall be reviewed annually in connection with Employee’s annual performance review with an opportunity for an increase. The annual review of Employee’s Annual Base Salary will consider both Employee’s and the Company’s performance. Any adjusted salary then shall become Employee’s Annual Base Salary.

(b)Annual Bonus.

(i)With respect to each Company fiscal year that commences during the Term, the Employee shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) based on a target bonus opportunity of 50% of the Annual Base Salary, which shall be payable based upon the attainment of individual and Company performance goals established each fiscal year by the Board or the Compensation Committee thereof, with the opportunity to make up to 100% of the Annual Base Salary, which shall be payable if the Employee and Company exceed such performance goals. Each such Annual Bonus shall be payable on, or at such date as is determined by the Board within 120 days following, the last day of the fiscal year with respect to which it relates. Except as provided in Section 5, notwithstanding any other provision of this Section 3(b), no bonus shall be payable with respect to any fiscal year unless the Employee remains continuously employed with the Company during the period beginning on the Effective Date and ending on the applicable bonus payment date.

(ii)Notwithstanding anything in Section 3(b)(i) to the contrary, with respect to fiscal year 2017, the Employee shall receive a cash bonus (the “2017 Annual Bonus”) comprised of (1) a guaranteed pro-rated portion of Two Hundred Twenty-Five Thousand Dollars ($225,000) based on Employee’s start date irrespective of the attainment of individual and Company performance goals established for fiscal year 2017 and (2) a non-guaranteed performance based amount payable only if the Company exceeds its performance goals for fiscal year 2017, with the opportunity to make up to 100% of such amount set forth in clause (1). Exhibit A attached hereto provides the Bonus scale. Such performance goals for fiscal year 2017 have already been established by the Compensation Committee of the Board and will be shared with you upon the commencement of your employment. The 2017 Annual Bonus shall be payable on, or at such date as is determined by the Board within 120 days following, the last day of the fiscal year with respect to which it relates. Except as provided in Section 5, notwithstanding any other provision of this Section 3(b), no bonus shall be payable with respect to any fiscal year unless the Employee remains continuously employed with the Company during the period beginning on the Effective Date and ending on the applicable bonus payment date.

(c)Signing Bonus. As of the Effective Date, the Company will pay to the Employee, as a signing bonus (the “Signing Bonus”), the lump sum amount of Two Hundred Fifty Thousand Dollars ($250,000) plus an amount equal to the difference between Two Hundred Twenty-Five Thousand Dollars ($225,000) and the guaranteed portion of the 2017 Annual Bonus set forth in Section 3(b)(ii)(1) above. In the event the Employee’s employment with the Company terminates for any reason, other than in the event of a termination without Cause or a resignation for Good Reason, during the first twelve (12) months of employment, Employee will be required to repay all of the Signing Bonus, including the taxes paid by the Company.

(d)Annual Equity Award.

(i)General. With respect to each Company fiscal year commencing during the Term, the Employee shall be eligible to receive an annual equity compensation award (each such award, an “Annual Equity Award”). The form and terms and conditions of each Annual Equity Award shall be determined by the Board (or the Compensation Committee of the Board) in its discretion and shall be set forth in one or more written award agreements between the Company and the Employee.

(ii)Restricted Stock Units. Notwithstanding anything in Section 3(d)(i) to the contrary, with respect to each of fiscal year 2018, fiscal year 2019, fiscal year 2020 and fiscal year 2021, on or around January 1 of each such fiscal year, the Employee shall be granted an Annual Equity Award comprised of restricted stock units (the “Restricted Stock Units”) for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of Five Hundred Thousand Dollars ($500,000), as calculated on or as close in time as practicable to each grant date. The Restricted Stock Units shall vest, provided that the Employee continues through the applicable vesting dates, in five equal installments, beginning on the first anniversary of each grant date and continuing on each of the following four year anniversaries of such grant date. The Restricted Stock Units shall be subject to the terms of the Shake Shack Inc. 2015 Incentive Award Plan, as amended and as it may be further amended, or its successor plan (the “Incentive Award Plan”) and a Restricted Stock Unit Award Agreement in a form acceptable to the Compensation Committee, which shall include the terms provided herein. The Employee agrees and acknowledges that the future grant of equity awards, if any, and the terms of such equity awards, shall be subject to the sole discretion of the Compensation Committee of the Board.
(iii)Options. Notwithstanding anything in Section 3(d)(i) to the contrary, with respect to each of fiscal year 2017, fiscal year 2018, fiscal year 2019, fiscal year 2020 and fiscal year 2021, the Employee shall be granted an Annual Equity Award comprised of the option to acquire shares (the “Options”) of the Company’s Class A common stock, with the number of options to be granted in each fiscal year to be determined as of each grant date by applying an accounting value of One Hundred Thousand Dollars ($100,000) based on the Black Scholes Model. The options shall have an exercise price equivalent to the price of the Company’s Class A common stock on each grant date. The Options shall vest, provided that the Employee continues through the applicable vesting dates, in five equal installments, beginning on the first anniversary of each grant date and continuing on each of the following four year anniversaries of such grant date. The Options shall be subject to the terms of the Incentive Award Plan, the Stock Option Grant Notice, and the Stock Option Agreement, all of which previously have been approved by the Compensation Committee, and which shall include the terms provided herein. The Employee agrees and acknowledges that the future grant of equity awards, if any, and the terms of such equity awards, shall be subject to the sole discretion of the Compensation Committee of the Board.

(iv)Performance Stock Units. Notwithstanding anything in Section 3(d)(i) to the contrary, with respect to fiscal year 2017, the Employee shall be granted an Annual Equity Award comprised of performance stock units (“Performance Stock Units”) payable in restricted stock units representing the right to receive shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of One Hundred Fifty Thousand Dollars ($150,000), as calculated on or as close in time as practicable to the grant date. The Performance Stock Units shall vest, provided that the Employee continues through the applicable vesting dates, in three equal installments, beginning on the first anniversary of the grant date and continuing on each of the following two year anniversaries of the grant date. The amount of restricted stock units issued to the Employee is a percentage, ranging from zero to 125% of the Employee’s restricted stock unit target and is based on the Company’s achievement of each performance goal’s target. Exhibit A attached hereto also provides the Performance Stock Unit scale. The Performance Stock Units shall be subject to the terms of the Incentive Award Plan, the Performance Stock Unit Award Agreement, and Supplement #2 to the Performance Stock Unit Award Agreement, all of which previously have been approved by the Compensation Committee, and which shall include the terms provided herein. The Employee agrees and acknowledges that the future grant of equity awards, if any, and the terms of such equity awards, shall be subject to the sole discretion of the Compensation Committee of the Board.

(e)Signing Restricted Stock Unit Award. As of the Effective Date, the Company grants to the Employee Restricted Stock Units (the “Signing Restricted Stock Unit Award”) for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of One Million Five Hundred Thousand Dollars ($1,500,000), as calculated on or as close in time as practicable to the grant date. The Restricted Stock Units shall vest, provided that the Employee continues through the applicable vesting dates, in five equal installments, beginning on the first anniversary of the grant date and continuing on each of the following four year anniversaries of such date. The Restricted Stock Units shall be subject to the terms of the Incentive Award Plan and a Restricted Stock Unit Award Agreement, which shall include the terms provided herein. The Employee agrees and acknowledges that the future grant of equity awards, if any, and the terms of such equity awards, shall be subject to the sole discretion of the Compensation Committee of the Board.

(f)Benefits. During the Term, the Employee shall be eligible to participate in employee benefit plans, programs and arrangements of the Company in accordance with their terms, as in effect from time to time, including Health, Dental and Visions insurance plans (available on the 91st day after the Effective Date, a 20% employee dining discount (available on the 91st day after the Effective Date), the 401k plan (available as of the 1st anniversary of the Effective Date), and as are generally provided by the Company to its senior Employee officers. In addition, between the Effective Date and such date that the Employee is eligible to participate in the Company’s benefit plans, programs and arrangements, the Company shall reimburse the Employee for the following amounts per month, which reflect the equivalent of the monthly employer-portion health care coverage costs that the Employee’s current employer pays the Employee: (x) Medical: $1,025.84, (y) Dental: $64.60, and (z) Vision: $7.37; provided that the Employee submits to the Company’s Senior Vice President of People Resource, Peggy Rubenzer, 24 Union Square East, 5th Floor, NY, NY 10003, prubenzer@shakeshack.com, evidence of the Employee’s payments to the COBRA administrator (e.g., cancelled check, email confirmation from the COBRA administrator, etc.).

(g)Vacation; Holidays. During the Term, the Employee shall be entitled to vacation each full calendar year in accordance with the Company’s Paid Time Off Policy. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(h)Business Expenses. During the Term, the Company shall reimburse the Employee for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Employee in the performance of the Employee’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

(i)Indemnification. During the Term and for so long thereafter as liability exists with regard to the Employee’s activities during the Term on behalf of the Company, the Company shall indemnify the Employee

(other than in connection with the Employee’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.
4.Termination. During the Term, the Employee’s employment hereunder may be terminated by the Company or the Employee, as applicable, without any breach of this Agreement only under the following circumstances:
(a)Circumstances
(i)Death. The Employee’s employment hereunder shall terminate upon the Employee’s death.
(ii)Disability. If the Employee incurs a Disability, the Company may give the Employee written notice of its intention to terminate the Employee’s employment. In that event, the Employee’s employment with the Company shall terminate, effective on the later of the 30th day after receipt of such notice by the Employee or the date specified in such notice; provided that, within the 30-day period following receipt of such notice, the Employee shall not have returned to full-time performance of the Employee’s duties hereunder.
(iii)Termination for Cause. The Company may terminate the Employee’s employment for Cause.
(iv)Termination without Cause. The Company may terminate the Employee’s employment without Cause.
(v)Resignation for Good Reason. The Employee may resign from the Employee’s employment for Good Reason.
(vi) Resignation without Good Reason. The Employee may resign from the Employee’s employment without Good Reason.

(b)Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with, respect to a termination pursuant to Sections 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Employee, shall be at least 30 days following the date of such notice; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); provided further, that, notwithstanding the foregoing, in the event that the Employee delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii)) may provide for a Date of Termination on the date the Employee receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Employee hereunder or preclude the Company or the Employee from asserting such fact or circumstance in enforcing the Company’s or the Employee’s rights hereunder. Notwithstanding the foregoing, a termination pursuant to Section 4(a)(iii) shall be deemed to occur if, during the Severance Period (as defined in paragraph 5(b)(i), the Company demonstrates that circumstances existing prior to such termination would have entitled the Company to terminate the Employee’s employment pursuant to Section 4(a)(iii) (disregarding any applicable cure period).

5.Company Obligations Upon Termination of Employment

(a)In General. Upon a termination of the Employee’s employment for any reason, the Employee (or the Employee’s estate) shall be entitled to receive: (i) any portion of the Employee’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Employee under Section 3(h), (iii) any accrued but unused vacation pay owed to the Employee pursuant to Section 3(g), subject to the Company’s vacation policy, and (iv) any amount arising from the Employee’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(f), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Employee’s termination of employment for any reason.

(b)Termination without Cause or for Good Reason. In the event of the Employee’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or by the Employee for Good Reason pursuant to Section 4(a)(v), in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Section 20 and Section 5(c) and subject to the Employee’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”), as of the Release Expiration Date, in accordance with Section 20(c):

(i)Continue to pay to the Employee Annual Base Salary during the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination (such period, the “Severance Period”) in accordance with the Company’s regular payroll practice as of the Date of Termination;

(ii)Pay to the Employee an amount equal to the product of (A) the amount of the Annual Bonus that would have been payable to the Employee pursuant to Section 3(b) if the Employee was still employed as of the applicable bonus payment date in respect of the fiscal year in which the Date of Termination occurs based on actual individual and Company performance goals in such year and (B) the ratio of (x) the number of full months elapsed during the fiscal year during which such termination of employment occurs on or prior to the Date of Termination, to (y) twelve (12). Any amount payable pursuant to this Section 5(b)(ii) shall, subject to Section 20 and Section 5(c), be paid to Employee in accordance with Section 3(b) as if the Employee was still employed on the applicable bonus payment date, but in no event earlier than January 1, or later than December 31, of the calendar year immediately following the calendar year in which the Date of Termination occurs;

(iii)Accelerate the vesting of a pro rata amount of the Annual Equity Award and/or the Signing Restricted Stock Unit Award that would next vest following the Date of Termination, such amount to based on the number of full (not partial) fiscal months elapsed during the twelve (12)-month period between the previous vesting date or, if none, the award date, and the Date of Termination (for example, if a pro rata amount of an Annual Equity Award vests on April 30, 2019, and Employee’s Date of Termination is June 30, 2018, sixteen and sixty-seven percent (16.67%) of the Annual Equity Award that otherwise would vest on April 30, 2019 shall immediately vest, and Employee shall forfeit the remaining eighty-three and thirty-three percent (83.33%) of the Annual Equity Award scheduled to vest on April 30, 2019 as well as the remainder of the Annual Equity Award that otherwise would vest subsequently); and
(iv)During the Severance Period, if the Employee elects to continue coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue coverage for the Employee and any eligible dependents under the Company group health benefit plans in which the Employee and any dependents were entitled to participate immediately prior to the Date of Termination. In the event Employee elects to continue with COBRA coverage, provided that Employee timely submits to the Company evidence of Employee’s payments made to the COBRA administrator, the Company will reimburse Employee for the Company’s share of the premiums associated therewith in an amount equal to what the Company pays for the health insurance premiums of other executive level employees at the Company. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued coverage set forth in this Section 5(b)(iv); provided, however, that in the event Employee obtains other employment that offers group health benefits, such continuation of COBRA coverage by the Company under this Section 5(b)(iv) shall immediately cease.

(c)Breach of Restrictive Covenants. Notwithstanding any other provision of this Agreement, no payment or benefit shall be made or provided pursuant to Section 5(b) following the date the Employee first violates any of the restrictive covenants set forth in Section 6 or any other written agreement between the Employee and the Company or any of its Affiliates.

(d)Complete Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment or benefit obligations to the Employee pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.Restrictive Covenants. In consideration for the potential payments to the Employee hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee agrees to the following:

(a)Confidentiality. The Employee shall not, at any time during the Term or at any time thereafter, directly or indirectly, use for the benefit of himself or any third party or disclose to any Person, firm, company or other entity (other than the Company or any of its Affiliates) any Confidential Information without the prior written consent of the Company, except (i) as required in the performance of his duties to the Company and its Affiliates, (ii) to the extent that the Employee is required by law, subpoena or court order to disclose any Confidential Information (provided that in such case, the Employee shall (1) provide the Company with the earliest notice possible that such disclosure is or may be required, (2) reasonably cooperate with the Company and its Affiliates, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (3) disclose only that Confidential Information which he is legally required to disclose), (iii) disclosing information that has been or is hereafter made public through no act or omission of the Employee in violation of this Agreement or any other confidentiality obligation or duty owed to the Company or its Affiliates, (iv) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice (provided that such Persons agree to keep such information confidential) or (v) disclosing only the post-employment restrictions in this Agreement in confidence to any potential new employer. The Employee shall take all actions necessary to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other materials, in whatever form, of the Company and its Affiliates that contain Confidential Information, and upon the termination of the Employee’s employment, the Employee agrees that all Confidential Information in his possession or under his control, directly or indirectly, that is in writing, computer generated or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Employee or furnished to any Person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Employee agrees that the provisions of this Section 6 are reasonable and necessary to protect the proprietary rights of the Company and its Affiliates in the Confidential Information and trade secrets, goodwill and reputation. In addition, the terms and conditions of this Agreement shall remain strictly confidential, and the Employee shall not disclose the terms and conditions hereof to any Person, other than immediate family members, legal advisors or personal tax or financial advisors, provided that each such Person agrees to keep such terms and conditions confidential.

(b)Non-Competition. The Employee shall not, during the Term and for a period of 12 months thereafter (the “Non-Compete Period”), directly or indirectly, whether for himself or on behalf of any other Person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business that competes, directly or indirectly, with the Company or any of its Affiliates in the Business or is otherwise engaged in activities competitive with the Company or any of its Affiliates in the Business, in any state in the United States of America (as well as Washington D.C.) or any other country in the world where the Company or any of its Affiliates are then engaged in the Business (the “Restricted Area”). Notwithstanding the foregoing, in the event of termination without Cause or for Good Reason, Employee shall have the right to compete against the Company with a fast casual Business without violating this Agreement; provided, however, that, in such event, Employee shall not be entitled to any amounts set forth in Section 5(b)(i) on or after the date Employee first competes in the fast casual Business. The Employee agrees that the Restricted Area is reasonable taking into consideration the nature and scope of the operations of the Company and its Affiliates in the Business and the Employee’s role in such operations. It shall not be a violation of this Section 6(b) for the Employee to own less than 1% of the outstanding shares of a corporation that is engaged in the Business whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers.

(c)Non-Solicitation. The Employee shall not, during the Non-Compete Period, either directly or indirectly, and whether for himself or on behalf of any other Person; (i) seek to persuade any employee or consultant of the Company or any of its Affiliates to discontinue or diminish his or her status or employment therewith or seek to persuade any employee, former employee (who was employed by the Company or any of its Affiliates at any time during the 12-month period prior to the termination of the Employee’s employment with the Company), or exclusive consultant of the Company or any of its Affiliates to become employed or to provide consulting or contract services to a business competitive with the Company or its Affiliates in the Business; (ii) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is or was employed by the Company or any of its Affiliates at any time during the 12-month period prior to the termination of the Employee’s employment with the Company; or (iii) solicit, encourage, or induce any contractor, agent, client, customer, supplier, or the like of the Company or any of its Affiliates to terminate or diminish its/his relationship with, the Company or any of its Affiliates, or to refrain from entering into a relationship with the Company or any of its Affiliates, including, without limitation, any prospective contact, contractor, agent, client, customer, or the like of the Company or any of its Affiliates; provided, however, that the foregoing shall not prohibit the Employee from placing any general advertisements for employees so long as such general advertisements are not directed to any employees of the Company or any of its Affiliates (provided that the Employee may not, during the time periods set forth in this Section 6(c), hire or engage any such Person who responds to such general advertisement).

(d)Non-Disparagement. The Employee agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time, and the Company agrees to instruct its directors and officers as of the Date of Termination not to disparage the Employee, either orally or in writing, at any time; provided that the Employee, the Company and the Company’s directors and officers may confer in confidence with their respective legal representatives and make truthful statements as required by law.

(e)Return of Company Property. On the date of the Employee’s termination of employment with the Company for any reason, the Employee shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain his rolodex and similar books, provided that such items only include contact information.

(f)Remedies. In addition to whatever other rights and remedies the Company and its Affiliates may have at equity or in law (including, without limitation, the right to seek monetary damages), if the Employee breaches any of the provisions contained in this Section 6, (i) the Company shall have the right immediately to terminate the Employee’s right to any amounts payable under this Agreement and (ii) the Company and its Affiliates shall have the right to injunctive relief, without the requirement to prove actual damages or to post any bond or other security, and to obtain the costs and reasonable attorneys’ fees they incur in enforcing their rights under this Agreement. The Employee acknowledges that (A) his breach of this Section 6 would cause irreparable injury to the Company and/or its Affiliates, (B) money damages alone would not provide an adequate remedy for the Company or its Affiliates, (C) his services to the Company are special, unique and extraordinary, and (D) the restrictions in this Section 6 (x) are no greater than required to protect the Company’s legitimate protectable interests (including, without limitation, the Confidential Information and the Company’s goodwill), (y) do not impose undue hardship on the Employee, and (z) are reasonable in duration and geographic scope. The Employee further acknowledges that (I) any breach or claimed breach of the provisions set forth in this Agreement shall not be a defense to enforcement of the restrictions set forth in this Section 6 and (II) the circumstances of the Employee’s termination of employment with the Company shall have no impact on his obligations under this Section 6.

(g)Blue Pencil. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(h)Tolling During Periods Of Breach. The Employee, Shake Shack and the Partnership agree and intend that the Employee’s obligations under this Section 6 be tolled during any period that the Employee is in breach of any of the obligations under this Section 6, so that the Company and each Affiliate of the Company are provided with the full benefit of the restrictive periods set forth herein.

(i)Third Party Beneficiary. The Company and each Affiliate of the Company are intended third party beneficiaries of the terms of this Section 6 and shall have the right to enforce the provisions of this Section 6 as if they were a party hereto.

(j)Survival. The Employee’s obligations under this Section 6 shall survive the termination of this Agreement and the termination of his employment with the Company.

7.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Employee may not assign the Employee’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Employee and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8.Governing Law; Venue. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law, whether of the State of New York or any other jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement shall be brought exclusively in the County of New York, State of New York, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

9.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)If to the Company:
Shake Shack Inc.
24 Union Square East, 5th FloorNew York, NY 10003
Attn: Ronald Palmese, Jr., Senior Vice President and General Counsel
Email: rpalmese@shakeshack.com
Phone: 646-747-7241

(b)If to the Employee, at the address set forth on the signature page hereto.

11.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and a duly authorized officer of Shake Shack and the Partnership, which expressly identifies the amended provision of this Agreement. The Employee or a duly authorized officer of Shake Shack or the Partnership may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15.Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require.

16.Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.Withholding. The Company and its Affiliates shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company or any of its Affiliates is required to withhold. The Company and its Affiliates shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.Absence of Conflicts; Employee Acknowledgement; Confidentiality. The Employee hereby represents that from and after the Effective Date the performance of the Employee’s duties hereunder will not breach any other agreement to which the Employee is a party. The Employee acknowledges that the Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on the Employee’s own judgment. The Employee agrees not to disclose the terms or existence of this Agreement to any Person unless the Company agrees to such disclosure in advance and in writing; provided that the Employee may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to the Employee’s attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of the Employee’s immediate family, as reasonably necessary; provided, further, that the Employee instructs such Person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

19.Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

20.Section 409A.

(a)General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A, the Company reserves the right subject to Employee written consent, such consent not to be unreasonably withheld, to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

(b)Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the termination of the Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Employee’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s termination benefits shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Employee’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Employee’s termination of employment are subject to the Employee’s execution, delivery and non-revocation of a Release, (i) the Company shall deliver the Release to the Employee within 7 days following the Date of Termination, and (ii) if the Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 20(c), “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to the Employee, or, in the event that the Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Employee’s termination of employment are delayed pursuant to Section 5(b) and this Section 20(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 60th day following the Date of Termination, provided that, as of such 60th day, the Employee has executed and has not revoked the Release (and any applicable revocation period has expired).

21.Compensation Recovery Policy. The Employee acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date and year first above written, effective as of the Effective Date.

SHAKE SHACK
SHAKE SHACK INC.
By:	/s/ Randy Garutti
Name:	Randy Garutti
Title:	Chief Executive Officer

PARTNERSHIP
SSE HOLDINGS, LLC
By:	/s/ Randy Garutti
Name:	Randy Garutti
Title:	Chief Executive Officer

EMPLOYEE
By:	/s/ Tara Comonte
ress

Exhibit A
CFO Bonus and PSU Scales

Bonus Performance Scale

Total Revenue v. Budget		Adj. EBITDA v. Budget
accounts for 50% of total bonus		accounts for 50% of total bonus

Target - $360,794,074		*Target - $67,250,618

% of Target	% of Bonus	% of Target	% of Bonus

90.0%	0.0%	90.0%	0.0%
91.0%	10.0%	91.0%	10.0%
92.0%	20.0%	92.0%	20.0%
93.0%	30.0%	93.0%	30.0%
94.0%	40.0%	94.0%	40.0%
95.0%	50.0%	95.0%	50.0%
96.0%	60.0%	96.0%	60.0%
97.0%	70.0%	97.0%	70.0%
98.0%	80.0%	98.0%	80.0%
99.0%	90.0%	99.0%	90.0%
100.0%	100.0%	100.0%	100.0%
100.5%	105.0%	101.0%	105.0%
101.0%	110.0%	102.0%	110.0%
101.5%	115.0%	103.0%	115.0%
102.0%	120.0%	104.0%	120.0%
102.5%	125.0%	105.0%	125.0%
103.0%	130.0%	106.0%	130.0%
103.5%	135.0%	107.0%	135.0%
104.0%	140.0%	108.0%	140.0%
104.5%	145.0%	109.0%	145.0%
105.0%	150.0%	110.0%	150.0%
105.5%	155.0%	111.0%	155.0%
106.0%	160.0%	112.0%	160.0%
106.5%	165.0%	113.0%	165.0%
107.0%	170.0%	114.0%	170.0%
107.5%	175.0%	115.0%	175.0%
108.0%	180.0%	116.0%	180.0%
108.5%	185.0%	117.0%	185.0%
109.0%	190.0%	118.0%	190.0%
109.5%	195.0%	119.0%	195.0%
110.0%	200.0%	120.0%	200.0%

*Target for Adjusted EBITDA is different between two scales because for Bonus the budget for bonus is removed from the target.

PSU Performance Scale

Total Revenue v. Budget		Adj. EBITDA v. Budget
accounts for 50% of total PSU award		accounts for 50% of total PSU award

Target - $360,794,074		*Target - $65,264,147

% of Target	% of PSU's	% of Target	% of PSU's

95.0%	0.0%	95.0%	0.0%
96.0%	20.0%	96.0%	20.0%
97.0%	40.0%	97.0%	40.0%
98.0%	60.0%	98.0%	60.0%
99.0%	80.0%	99.0%	80.0%
100.0%	100.0%	100.0%	100.0%
101.0%	102.5%	102.0%	102.5%
102.0%	105.0%	104.0%	105.0%
103.0%	107.5%	106.0%	107.5%
104.0%	110.0%	108.0%	110.0%
105.0%	112.5%	110.0%	112.5%
106.0%	115.0%	112.0%	115.0%
107.0%	117.5%	114.0%	117.5%
108.0%	120.0%	116.0%	120.0%
109.0%	122.5%	118.0%	122.5%
110.0%	125.0%	120.0%	125.0%

*Target for Adjusted EBITDA is different between two scales because for Bonus the budget for bonus is removed from the target.